Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description sets forth certain material terms and provisions of the securities of Virgin Galactic Holdings, Inc. (“we,” “us” or “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our securities is not complete and may not contain all the information you should consider before investing in our securities. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, which are incorporated herein by reference. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
Authorized Capital Stock
The total amount of our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
General
Holders of our common stock are not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we expect to issue all shares of our capital stock in uncertificated form.
Voting Rights
Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by our certificate of incorporation. Our bylaws provide that the holders of one third (1/3) of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, or represented by proxy, will constitute a quorum at all meetings of stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) is required to take action, unless otherwise specified by law, the Stockholders’ Agreement, dated October 25, 2019, by and among us, Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands (“VIL”), and the other parties thereto (as may be amended from time to time, the “Stockholders’ Agreement”), our bylaws or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Under the Stockholders’ Agreement, VIL has the right to designate two directors for as long as VIL beneficially owns a number of shares of our common stock representing at least 25% of the number of shares beneficially owned by Vieco US immediately following the effective time of the transactions effected on October 25, 2019 in connection with our initial business combination, provided that (x) when such percentage falls below 25%, VIL will have the right to designate only one director and (y) when such percentage falls below 10%, VIL will not have the right to designate any directors.
Dividend Rights
Each holder of shares of our common stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.
Other Rights

Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.
Liquidation Rights
If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.
Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws
Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
Our certificate of incorporation provides that a special meeting of stockholders may be called by the (a) the chairperson of our board of directors or (b) our board of directors.
No Stockholder Action by Written Consent
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and not by written consent.
Removal of Directors
Pursuant to the Stockholders’ Agreement, VIL has the exclusive right to remove one or more of the VIL-designated directors from our board of directors. VIL has the exclusive right to designate directors for election to our board of directors to fill vacancies created by reason of death, removal or resignation of its designees as contemplated by the Stockholders’ Agreement.
VIL’s Approval Rights
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be further amended, altered, changed or repealed by a majority vote of our board of directors. However, pursuant to the Stockholders’ Agreement, no amendment to our certificate of incorporation or bylaws may be made without VIL’s prior written consent for so long as VIL has the right to designate at least one director to our board of directors under the Stockholders’ Agreement.
Operational Matters
VIL has expansive rights of approval for certain material operational and other matters for us, including:
•for so long as VIL is entitled to designate at least one director to our board of directors under the Stockholders’ Agreement, in addition to any vote or consent of the stockholders or our board of directors as required by law, we and our subsidiaries must obtain VIL’s prior written consent to engage in:
oany business combination or similar transaction;

oa liquidation or related transaction; or
oan issuance of capital stock in excess of 5% of our then issued and outstanding shares or those of any of our subsidiaries; and
•for so long as VIL is entitled to designate at least two directors to our board of directors under the Stockholders’ Agreement, in addition to any vote or consent of our stockholders or board of directors as required by law, we must obtain VIL’s prior written consent to engage in:
oa business combination or similar transaction having a fair market value of $10.0 million or more;
oa non-ordinary course sale of assets or equity interest having a fair market value of $10.0 million or more;
oan acquisition of any business or assets having a fair market value of $10.0 million or more;
oapproval of any non-ordinary course investment having a fair market value of $10.0 million or more;
oan issuance or sale of any shares of our capital stock, other than an issuance of shares of our capital stock upon the exercise of options to purchase shares of our capital stock;
omaking any dividends or distribution to our stockholders other than those made in connection with the cessation of services of employees;
oincurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;
oamendment of the terms of the Stockholders’ Agreement or the Amended and Restated Registration Rights Agreement, dated October 25, 2019, by and among us, VIL and the other parties thereto;
oa liquidation or similar transaction;
otransactions with any interested stockholder pursuant to Item 404 of Regulation S-K; or
oincreasing or decreasing the size of our board of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the merger transaction is approved by the board of directors of such corporation and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Under our certificate of incorporation, we have opted out of Section 203 of the DGCL.
Under certain circumstances, this provision would make it more difficult for us to effect various transactions with a person who would be an “interested stockholder” for these purposes. However, this provision would not be likely to discourage any parties interested in entering into a potential transaction with us, other than VIL and its affiliates. This provision may encourage VIL and VIL’s affiliates, to the extent they are interested in entering into certain significant transactions with us, to negotiate in advance with the full board of directors because the board approval requirement would be satisfied by the affirmative vote of at least a majority of our directors that are not designees of VIL.
Corporate Opportunity
Under our certificate of incorporation, an explicit waiver regarding corporate opportunities is granted to certain “exempted persons” (including VIL and its affiliates, successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as our directors). Such “exempted persons” will not include us or our officers or employees and such waiver will not apply to any corporate opportunity that is expressly offered to any of our directors in their capacity as such (in which such opportunity we do not renounce an interest or expectancy). Our certificate of incorporation provides that, to the fullest extent permitted by law, (i) the exempted persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the exempted persons, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and (iii) no exempted person will have any duty to communicate or offer such business opportunity to us and no exempted person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such exempted person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers or employees for breach of fiduciary duty, any provision of the DGCL, our certificate of incorporation or our bylaws or other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, our certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Transfer Agent
The transfer agent for our common stock is Continental Stock Transfer & Trust Company.